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                                                                   Exhibit 10.12

$1,021,815.85
Las Vegas, Nevada                                              December 31, 2000

                                 PROMISSORY NOTE


FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of Casino Data Systems at 3300 Birtcher Drive, Las Vegas, Nevada 89118 or such other place as the holder hereof may from time to time designate in writing, in lawful money of the United States of America and immediately available funds, the principal sum of One Million Twenty-One Thousand Eight Hundred Fifteen and 85/100 Dollars ($1,021,815.85), on the unpaid principal balance at the rate specified below.

Principal is payable in six (6) monthly installments as follows:

Six (6) equal monthly installments in the amount of One Hundred Seventy Thousand Three Hundred Two and 64/100 Dollars ($170,302.64), are each due and payable beginning on the first day of May, 2001 and continuing on the first day of each and every month thereafter. Timely payments shall be interest free.

If any payment required to be paid by this Note is not paid in full within ten
(10) days after its scheduled due date, the holder hereof may assess a late charge in the amount of five percent (5%) of the unpaid amount of the payment, or the maximum permitted by applicable law, whichever is less.

Payments, when made, shall be applied first to late charges, then principal computed upon the outstanding principal balances, and the remaining applied to principal.

Failure to make any payment when due, or any default under any encumbrance or agreement securing this note shall cause the entire remaining unpaid balance of principal and interest to be declared immediately due and payable at the option of the holder of the Note. The Note is not transferable, except to a successor of Casino Data Systems.

Presentment, demand, protest and notice of non-payment are waived and the undersigned is bound as a principal and not as a surety. The undersigned agrees to any extension of time of payment and partial payment, before, at or after maturity. This Note shall bear interest at the rate of four percent (4.0%) per annum above the interest rate otherwise payable under the terms of this Note after maturity or in the event of default until paid in full, or the maximum permitted by applicable law, whichever is less.

In the event it should become necessary for holder to employ counsel to collect this obligation or to protect or foreclose the security given in connection herewith, the undersigned agrees to pay reasonable attorney's fees for services of such counsel, whether or not suit is brought, plus costs incurred in connection therewith.

The undersigned shall have the option of prepaying this Note in full or in part at any time hereafter, without penalty.


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If suit is instituted to enforce the terms of this Note, the Courts of the State of West Virginia and the Federal Courts located in the State of West Virginia shall have personal jurisdiction over the undersigned, and the venue of the suit, shall be be laid in State of West Virginia.

This Note shall be construed and enforced in accordance with the laws of the State of West Virginia.

BORROWER:

Mountaineer Park, Inc.


By:____________________________________

Print Name: ___________________________

Title:_________________________________



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